Exhibit 10.40

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

OTK ASSOCIATES, LLC, directly on its own behalf and derivatively on behalf of MORGANS HOTEL GROUP CO.,	) )
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Plaintiff,	)
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v.	)	C.A. No. 8447-VCL
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ROBERT FRIEDMAN; THOMAS L. HARRISON;

MICHAEL D. MALONE; RONALD W. BURKLE;

JEFFREY M. GAULT; ANDREW SASSON,

YUCAIPA AMERICAN ALLIANCE FUND II, L.P., a

Delaware Limited Partnership; YUCAIPA AMERICAN

ALLIANCE (PARALLEL) FUND II, L.P., a Delaware

Limited Partnership; YUCAIPA AGGREGATOR

HOLDINGS, LLC, a Delaware Limited Liability

Company, and THE YUCAIPA COMPANIES LLC, a

Delaware Limited Liability Company,

) ) ) ) ) ) ) ) ) )
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Defendants,	)
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and	)
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MORGANS HOTEL GROUP CO., a Delaware Corporation,	) )
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Nominal Defendant.	)

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered into as of February 28, 2014, by and among OTK Associates, LLC (“OTK”); Morgans Hotel Group Co. (“Morgans”) and Morgans LLC (collectively the “Morgans Parties”); Ronald W. Burkle (“Burkle”); Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel) Fund II, L.P., Yucaipa Aggregator Holdings, LLC, The Yucaipa Companies LLC and Vintage Deco Hospitality LLC (collectively the “Yucaipa Parties”); Robert Friedman (“Friedman”), Jeffrey Gault (“Gault”) and Andrew Sasson (“Sasson”) (Friedman, Gault and Sasson being collectively referred to herein as the “Settling Former Directors”); Jason T. Kalisman (“Kalisman”), Michael E. Olshan (“M. Olshan”), Andrea Olshan (“A. Olshan”), Mahmood Khimji (“Khimji”), Jonathan Langer (“Langer”), Parang Vora (“Vora”) and John T. Dougherty (“Dougherty”) (collectively the “Current Directors”) (All the foregoing persons and entities collectively being referred to as the “Settling Parties”).

I. RECITALS

A. The Delaware Action

WHEREAS, on March 30, 2013, Michael Malone (“Malone”), Thomas L. Harrison (“Harrison”) and the Settling Former Directors (collectively, the “Former Directors”) voted in favor of a recapitalization transaction pursuant to which Morgans would transfer to certain Yucaipa Parties two of its assets in exchange for the Morgans securities that those Yucaipa Parties then held and a long-term management agreement for one of those assets, as well as commence a $100 million rights offering that the Yucaipa Parties would backstop through the potential purchase of the Morgan securities issued in conjunction with the rights offering (the “Yucaipa Transaction”), and also agreed to change the record date and the meeting date for Morgans’ annual meeting;

WHEREAS, the documents relating to the Yucaipa Transaction (the “Transaction Documents”) included provisions for payment to the Yucaipa Parties of a $9 million break-up fee and damages if the Yucaipa Transaction was not consummated under certain circumstances set forth therein;

WHEREAS, on April 1, 2013, Kalisman filed in the Delaware Court of Chancery (the “Court of Chancery”) a direct and derivative suit against the Former Directors, Burkle and certain Yucaipa Parties, naming Morgans as a nominal defendant, and moved for expedited proceedings, a temporary restraining order and a preliminary injunction, and on April 4, 2013, OTK intervened in that proceeding, which is now styled OTK Associates, LLC v. Friedman, et al., C.A. No. 8447-VCL (Del. Ch.) (the “Delaware Action”);

WHEREAS, on May 14, 2013, the Court of Chancery enjoined Morgans from (i) taking any steps to implement the board resolution postponing the annual meeting of stockholders or changing the record date of the annual meeting, and ordered Morgans to proceed with its annual meeting on May 15 (the originally noticed meeting date), but allowed Morgans to immediately adjourn the meeting for thirty days to facilitate notice to stockholders, and (ii) taking any steps to consummate the transactions contemplated by the Transaction Documents until the earlier of (a) a trial on the merits or (b) a decision by Morgans’ Board of Directors with respect to the Transaction Documents made at a properly noticed meeting after due deliberation and receiving a favorable recommendation from the Special Transaction Committee;

WHEREAS, on June 14, 2013, the Current Directors were elected to Morgans’ board ;

WHEREAS, on July 9, 2013, OTK as the sole plaintiff filed a Second Verified Amended and Supplemental Complaint against the Former Directors, Burkle and certain Yucaipa Parties and Morgans as a nominal defendant;

WHEREAS, on July 23, 2013, certain defendants filed motions to dismiss the Second Verified Amended and Supplemental Complaint;

WHEREAS, on February 5, 2014, the Court of Chancery denied in part and granted in part those motions to dismiss;

WHEREAS, the parties to the Delaware Action are engaged in costly and extensive discovery;

WHEREAS, one or more defendants in the Delaware Action have stated that they intend to seek Summary Judgment in their favor, the outcome of which is uncertain;

WHEREAS, to the extent the Delaware Action is not fully resolved by Summary Judgment, there may be further motion practice and a trial is scheduled for June 16 to 20, 2014, the outcome of which is also uncertain; and

B. The Securities Action

WHEREAS, on June 27, 2013, the Yucaipa Parties filed Yucaipa American Alliance Fund II L.P., et al. v. Morgans Hotel Group Co., et al., Index No. 652294/2013 (NY Sup.) (the “Securities Action”) alleging a breach of the Transaction Documents and seeking monetary damages as well as the $9 million break-up fee;

WHEREAS, the Yucaipa Parties have informed Morgans that their claimed monetary damages, over and above the $9 million break-up fee, are more than $6 million;

WHEREAS, on January 29, 2014, the court in that case denied Morgans’ motion to dismiss or stay pending resolution of the Delaware Action;

WHEREAS, the parties will engage in costly and expensive discovery and trial practice in the Securities Action, the outcome of which is uncertain; and

C. The Proxy Action

WHEREAS, on July 1, 2013, Burkle commenced Burkle v. OTK Associates, LLC, et al., Case No. 13-CIV-4557 (S.D.N.Y.) (the “Proxy Action”) claiming that OTK and the Current Directors violated the federal securities laws by making certain alleged misstatements in proxy materials;

WHEREAS, in the Proxy Action, Burkle seeks an order scheduling a new board election;

WHEREAS, on November 13, 2013, the court in the Proxy Action denied Burkle’s motion for a preliminary injunction seeking, inter alia, a new board election;

WHEREAS, on February 25, 2014, the court in the Proxy Action entered an order directing the parties to make summary judgment submissions within thirty days, which submissions the parties believe will require significant effort and expense; and

D. The Observer Action

WHEREAS, on October 4, 2013, certain Yucaipa Parties commenced Yucaipa American Alliance Fund II L.P., et al. v. Morgans Hotel Group, Index No. 653455/2013 (NY Sup.) (the “Observer Action”) claiming that Morgans has breached the terms of a Securities Purchase Agreement dated October 15, 2009 (the “2009 Agreement”), by not providing certain alleged “observer” rights to the Yucaipa Parties at Morgans’ board meetings;

WHEREAS, Morgans has answered the complaint and served discovery requests in the Observer Action; and

E. The Benefits of Settlement to Morgans

WHEREAS, the Current Directors, in the exercise of their independent business judgment, have determined that a settlement of the Delaware Action, the Securities Action, the Proxy Action and the Observer Action (collectively, the “Actions”) is in the best interests of Morgans and its stockholders based upon their consideration of, among other things, the following benefits that will accrue from such a settlement:

1.	Avoidance of potential liability of more than $15 million in the Securities Action;

2.	Avoidance of additional counsel fees and expenses estimated to exceed $5 million in connection with the Actions, including Morgans’ fees and expenses and fees and expenses that Morgans may be required to advance to Former and Current Directors (excluding those fees and expenses that will be incurred in continuing litigation against Malone and Harrison);

3.	An end to the disruption that the Actions have caused Morgans by diverting management’s time and attention; and

4.	Removal of the uncertainty created by the Actions that has constrained Morgans’ ability to enter into new management contracts that are the foundation of Morgans’ strategic business plan.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the adequacy of which is acknowledged and agreed to by the undersigned counsel on behalf of the Settling Parties, the Settling Parties agree as follows:

II. SETTLEMENT TERMS

1. Execution of a Stipulation of Settlement. The Settling Parties to the Actions will use their best efforts to agree upon and execute within 30 calendar days of the execution of this MOU a formal stipulation of settlement (the “Stipulation”) and such other documents as may be necessary and appropriate to obtain (i) the prompt approval by the Court of Chancery of the settlement contemplated by this MOU and to be embodied in the Stipulation (the “Settlement”) and (ii) the dismissal with prejudice of the Actions in the manner contemplated herein and by the Stipulation. The Settling Parties to the Delaware Action will present the Stipulation and the Settlement embodied therein to the Court of Chancery for hearing and approval as soon as reasonably practicable after the execution of the Stipulation and will use their best efforts to obtain Final Court Approval of the Settlement and the dismissal of the Actions with prejudice as to all claims asserted or which could have been asserted against the defendants in the Actions who are signatories to the Settlement and without costs to any Settling Party, except as expressly provided herein or as agreed to and reflected in the Stipulation. As used herein, “Final Court Approval” of the Settlement means that the Court of Chancery has entered an order approving the Settlement in accordance with the Stipulation, and that such order is finally affirmed on appeal or is no longer subject to appeal and the time to petition for reargument, appeal, or review, by leave, writ of certiorari, or otherwise, has expired. The first date by which Final Court Approval has been obtained shall be the “Effective Date.”

2. Funding Terms. The Stipulation shall include the following provisions for funding of the Settlement, which shall constitute the only payments made in support of the Settlement:

(a) Burkle. Immediately following the execution of this MOU, Burkle shall, in cooperation with Morgans, make an appropriate application to Morgans’ Insurers for payment under the applicable Insurer Policies of all reasonable and necessary fees and expenses incurred in his defense of the Delaware Action (the “Burkle Fee Recovery”). Immediately following the Effective Date, Burkle shall assign to Morgans, pursuant to an assignment agreement approved by Morgans (which approval shall not be unreasonably withheld), all claims and causes of action Burkle has against the Insurers relating to the Burkle Fee Recovery, provided further that, in the event that the aforesaid assignment agreement, when executed, is determined, in a final court judgment not subject to appeal, to be ineffective to convey the rights assigned, such determination shall not affect the effectiveness of Burkle’s compliance with this sub-paragraph 2(a). In the event any Morgans’ Insurer pays a Burkle Fee Recovery to Burkle (x) at any time prior to the Effective Date, such payment(s) shall be retained by Burkle (the “Burkle Retained Insurance Payments”) or (y) upon the Effective Date or any time thereafter, then Burkle shall, within 15 business days of his receipt of such Burkle Fee Recovery, transfer said Burkle Fee Recovery to Morgans.

(b) The Yucaipa Payment. On or before March 15, 2014, Morgans shall fund an escrow account (the “Escrow Account”) in the amount of $3,000,000.00 (the “Yucaipa Payment”). The Escrow Account shall be maintained by such entity as shall be mutually agreed upon between Morgans and the plaintiffs in the Securities Action (the “Yucaipa Plaintiffs”) under such terms as are mutually agreed upon between Morgans and the Yucaipa Plaintiffs and with Morgans paying 50% of the costs and expenses of such Escrow Account and the Yucaipa Plaintiffs paying the remaining 50% of said costs and expenses. No interest shall accrue on any amounts held in the Escrow Account. Upon the Effective Date, the amount of the Yucaipa Payment shall be recalculated so as to reduce the Yucaipa Payment by the aggregate amount of the Burkle Retained Insurance Payments, if any (such aggregate reduction being the “Yucaipa Payment Refund”). On the fifteenth business day after the Effective Date, (x) the Yucaipa Payment, as recalculated and reduced by the Yucaipa Payment Refund, if any, shall be distributed to the Yucaipa Plaintiffs according to such allocation as they determine in their sole discretion (the “Final Yucaipa Payment”) and (y) the Yucaipa Payment Refund, if any, shall be distributed to Morgans. In the event the Settlement becomes null and void by reason of any of the conditions specified in paragraph 5 below, the Yucaipa Payment shall, within 15 business days thereafter, be distributed in full to Morgans.

(c) The Settling Former Directors. The Settling Former Directors shall each receive and make the following payments:

(1) Immediately following the execution of this MOU, the Settling Former Directors shall, in cooperation with Morgans, each make an appropriate application to Morgans’ Insurers for payment under the applicable Insurer Policies of all reasonable and necessary fees and expenses incurred in their individual defense of the Delaware Action (individually, a “Settling Former Director Fee Recovery”). In the event that, as of the Effective Date, the Settling Former Directors have neither received, nor obtained an agreement from the Insurers to receive, their Settling Former Director Fee Recovery, then Morgans, within 15 business days following the Effective Date, shall pay to any such Settling Former Director any shortfall in the Settling Former Director Fee Recovery, provided that such Settling Former Director assigns to Morgans, pursuant to an assignment agreement approved by Morgans (which approval shall not be unreasonably withheld), all claims and causes of action the Settling Former Director has against the Insurers relating to the Settling Former Director Fee Recovery. It is further agreed that, in the event that the aforesaid assignment agreement, when executed, is determined, in a final court judgment not subject to appeal, to be ineffective to convey the rights assigned, such determination shall not affect the effectiveness of the Settling Former Directors’ compliance with this sub-paragraph 2(c)(1).

(2) In the event that the amount of the Final Yucaipa Payment exceeds the amount of the Burkle Fee Recovery (such difference in amount being hereafter referred to as the “Remaining Payment”), then the Settling Former Directors shall, within 15 business days following the Effective Date, each reimburse Morgans for 20% of the amount of any such Remaining Payment (such 20% reimbursement being each Former Director’s “pro rata share”) provided that no payment of such pro rata share shall be due to Morgans by a Settling Former Director if (x) Morgans’ Insurers under the applicable Insurer Policies have paid, or entered a binding agreement to pay, Morgans such Settling Former Director’s pro rata share of the Remaining Payment within 14 business days after the Effective Date pursuant to an application made by the Settling Former Director to the Insurer under the applicable Insurer Policies; or (y) Morgans’ Insurers have failed, within 14 business days after the Effective Date, to pay to Morgans all of the pro rata share of the Remaining Payment owed to Morgans by the Settling Former Director as requested by the Settling Former Director pursuant to sub-clause (x) hereof provided that the Settling Former Director assigns to Morgans, pursuant to an assignment agreement approved by Morgans (which approval shall not be unreasonably withheld), all claims and causes of action such Settling Former Director has against the Insurers relating to his pro rata share of the Remaining Payment (it being further agreed that, in the event that the aforesaid assignment agreement, when executed, is determined, in a final court judgment not subject to appeal, to be ineffective to convey the rights assigned, such determination shall not affect the effectiveness of the Settling Former Directors’ compliance with this sub-paragraph 2(c)(2)(y)); or (z) Morgans’ Insurers pay to Morgans the complete Remaining Payment within 14 business days after the Effective Date.

(d) OTK’s and Kalisman’s attorneys fees and expenses in the Delaware Action. Counsel for OTK and Kalisman (collectively “Delaware Plaintiffs’ Counsel”) intend to petition the Court of Chancery for an award of payment from Morgans of the reasonable and necessary fees and expenses incurred in connection with the Delaware Action. Subject to the terms and conditions of this MOU, the terms and conditions of the Stipulation contemplated hereby, and the terms and conditions of the Settlement, Delaware Plaintiffs’ Counsel will be paid an amount, if any, that is approved by order of the Court of Chancery in the aggregate for their fees and expenses in connection with the Delaware Action within 15 business days after the later of the Court of Chancery’s entry of (i) a final judgment and order dismissing the Action with prejudice (“Final Judgment”) or (ii) an order awarding such attorneys’ fees and expenses (“Fee and Expense Order”), notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof, subject to the obligation of Delaware Plaintiffs’ Counsel to refund up to the full amount of fees and expenses if either the Final Judgment or the Fee and Expense Order is reversed or modified, but only to the extent required by such reversal or modification. The approval, if any, by the Court of Chancery of the Delaware Plaintiffs’ Counsel fees and expenses and the review of such approval upon appeal, if any, shall not affect the validity of the Settlement. Except as provided herein or pursuant to Kalisman’s advancement or indemnification rights against the Morgans Parties, neither OTK nor Kalisman nor Delaware Plaintiffs’ Counsel shall seek any other fees, expenses or compensation relating to the Delaware Action or any of the other Actions and no persons or entities named as defendants in the Delaware Action (excluding Morgans which was named as a nominal defendant) shall bear any fees or expenses alleged or incurred by Delaware Plaintiffs’ Counsel or by any of their experts, advisors, agents, or representatives.

3. Release and Dismissal Terms. The Settlement embodied in the Stipulation to be entered pursuant to this MOU shall include the following provisions related to releases and dismissals with prejudice to be effected in the Actions:

(a) The Delaware Action. An acknowledgement of the direct and derivative nature of the claims asserted in the Delaware Action and a customary release (i) by OTK, Kalisman and Morgans of the following parties, in connection with any and all claims related to, or arising out of, the subject matter of the Delaware Action from the beginning of time through the Effective Date: all defendants in the Delaware Action (excluding Malone, Harrison and Morgans, which was named as a nominal defendant), and any and all of their respective employers, parent entities, controlling persons, principals, affiliates or subsidiaries and each and all of their respective past or present officers, directors, partners, stockholders, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, agents, heirs, executors, trustees, personal representatives, estates, administrators, predecessors, successors and assigns; and (ii) by the defendants in the Delaware Action (excluding Malone, Harrison and formerly named defendant Michael J. Gross) of OTK, Kalisman and Morgans and each of their respective counsel in the Delaware Action in connection with any and all claims related to, or arising out of, the subject matter of the Delaware Action from the beginning of time through the Effective Date, including but not limited to claims for advancement of attorneys’ fees and expenses and indemnification, except (x) for any claims or causes of action for advancement or indemnification of attorneys’ fees arising out of any litigation related to the assignment of any claims or causes of action against Morgans’ Insurers by Burkle or the Former Directors or (y) as specifically provided for herein. Notwithstanding anything contained in this sub-paragraph 3(a), the release set forth herein explicitly excludes Malone and Harrison who shall remain defendants in the Delaware Action for all purposes.

(b) The Securities Action. A customary release (i) by the Yucaipa Plaintiffs in the Securities Action of the following parties, in connection with any and all claims related to, or arising out of, the subject matter of the Securities Action from the beginning of time through the Effective Date: all defendants in the Securities Action, and any and all of their respective employers, parent entities, controlling persons, principals, affiliates or subsidiaries and each and all of their respective past or present officers, directors, partners, stockholders, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, agents, heirs, executors, trustees, personal representatives, estates, administrators, predecessors, successors and assigns; and (ii) by the defendants in the Securities Action of the Yucaipa Plaintiffs in the Securities Action and each of their respective counsel in the Securities Action in connection with any claims related to the institution, prosecution, or settlement of the claims asserted in the Securities Action.

(c) The Proxy Action. A customary release (i) by Burkle of the following parties, in connection with any and all claims related to, or arising out of, the subject matter of the Proxy Action from the beginning of time through the Effective Date: all defendants in the Proxy Action, and any and all of their respective employers, parent entities, controlling persons, principals, affiliates or subsidiaries and each and all of their respective past or present officers, directors, partners, stockholders, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, agents, heirs, executors, trustees, personal representatives, estates, administrators, predecessors, successors and assigns; and (ii) by the defendants in the Proxy Action of Burkle and each of his counsel in the Proxy Action in connection with any claims related to the institution, prosecution, or settlement of the claims asserted in the Proxy Action.

(d) The Observer Action. A customary release (i) by the plaintiffs in the Observer Action of the following parties, in connection with any and all claims related to, or arising out of, the subject matter of the Observer Action from the beginning of time through the Effective Date: Morgans and any and all of its respective employers, parent entities, controlling persons, principals, affiliates or subsidiaries and each and all of its respective past or present officers, directors, partners, stockholders, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, agents, heirs, executors, trustees, personal representatives, estates, administrators, predecessors, successors and assigns; and (ii) by Morgans of the plaintiffs in the Observer Action and each of their respective counsel in the Observer Action in connection with any claims related to the institution, prosecution, or settlement of the claims asserted in the Observer Action.

(e) With respect to all the releases contemplated by this MOU in sub-paragraphs (a) thorough (d) hereof (the “Released Claims”), a statement that the contemplated releases to be given by each of the releasing parties (collectively, the “Releasing Parties”) extend to claims that the Releasing Parties did not know or suspect to exist at the time of the release, which if known, might have affected the decision to enter into this release. The Releasing Parties shall be deemed to have waived any and all provisions, rights, and benefits conferred by any law of the United States, any law of any state, or principle of common law which governs or limits a person’s release of unknown claims. The Releasing Parties shall be deemed to relinquish, to the full extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(f) With respect to all of the Released Claims, a statement that the contemplated releases to be given by Releasing Parties shall also be deemed to have waived any and all provisions, rights, and benefits conferred by any law of any state of the United States or principle of common law, which is similar, comparable, or equivalent to California Civil Code Section 1542. The Releasing Parties acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the contemplated releases, but that it is their intention to fully, finally, and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist or heretofore existed, from the beginning of time to the Effective Date, without regard to the subsequent discovery or existence of such additional or different facts.

(g) With respect to all of the Released Claims, a statement that the contemplated releases are not intended to release and shall not be deemed to release any right or claim that the Releasing Parties or any of them had, has or may have against Morgans’ Insurers under the applicable Insurance Policies.

(h) With respect to all of the Released Claims, a statement that the contemplated releases are not intended to release and shall not be deemed to release any rights or obligations of the parties under the terms of this MOU and the Stipulation.

(i) With respect to all of the Released Claims, a statement that the contemplated releases are not intended to release and shall not be deemed to release any claim or cause of action between or among the parties to the action entitled Sasson et al. v. TLG Acquisition LLC, et al. Index No. 652735/2013 (NY Sup.) that is related to, or arises out of, the subject matter of that action.

(j) With respect to all of the Released Claims, a statement that the contemplated releases are not intended to release any claim or cause of action by Morgans against the Former Directors or by the Former Directors against Morgans, but only to the extent that such claim or cause of action are unrelated to the Yucaipa Transaction or the facts and circumstances underlying the Delaware Action or are not otherwise within the scope of the releases described in this MOU. Notwithstanding anything contained in this sub-paragraph 3(j), the Released Claims explicitly excludes Malone and Harrison who shall remain defendants in the Delaware Action for all purposes.

(k) With respect to all of the Released Claims, a statement that the contemplated releases are not intended to release and shall not be deemed to release any rights, interests, claims, causes of actions or obligations to Burkle, the Yucaipa Parties or OTK in any Morgans securities they may own, or to Morgans with respect to any securities that it issued, as of the Effective Date or arising from the 2009 Agreement, including but not limited to any contractual rights or obligations associated with such Morgans securities, that relate to, or arise out of, events occurring prior to or after the Effective Date, provided, however, that the foregoing exclusion shall not apply to, and instead shall specifically exempt, all claims and causes of action contemplated by, and encompassed in, the Released Claims, including but not limited to claims arising in or related to the Actions.

(l) A representation by Burkle and the Yucaipa Parties that, as of the date of the Stipulation, they had no actual knowledge of any facts or circumstances, apart from those set forth in the Actions and that are the subject of the Released Claims, that would give rise to or otherwise support any claim or cause of action against the Morgans Parties, OTK or Kalisman.

(m) A representation by the Morgans Parties, OTK and Kalisman that, as of the date of the Stipulation, they had no actual knowledge of any facts or circumstances that would give rise to or otherwise support any claim or cause of action against Burkle or the Yucaipa Parties.

(n) A requirement that, within five business days following the Effective Date, the parties to the Securities Action shall execute a stipulation providing for the discontinuance of that action, with prejudice on the merits and with each party bearing its own costs, which stipulation shall be filed with the clerk of the court by the defendants in said action.

(o) A requirement that, within five business days following the Effective Date, the parties to the Observer Action shall execute a stipulation providing for the discontinuance of that action, with prejudice on the merits and with each party bearing its own costs, which stipulation shall be filed with the clerk of the court by the defendant in said action.

(p) A requirement that, within five business days following the Effective Date, the parties to the Proxy Action shall execute a stipulation providing for the dismissal of that action, with prejudice on the merits and with each party bearing its own costs, which stipulation shall be filed immediately thereafter with the court by Burkle.

(q) A requirement for entry of a judgment dismissing the Delaware Action as to the Settling Parties named in the Delaware Action, subject to Final Court Approval and pursuant to Court of Chancery Rule 23.1, with prejudice on the merits and with each Settling Party named in the Delaware Action bearing its own costs, except as specifically set forth herein and in the Stipulation.

4. Other Stipulation Provisions. The Settlement embodied in the Stipulation to be entered pursuant to this MOU shall include the following additional provisions:

(a) Customary provisions concerning the entry of a scheduling order providing for preliminary approval of the Stipulation, Notice to Morgans’ common stockholders (as defined in sub-paragraph (b), below), the opportunity for Morgans’ common stockholders to raise appropriate objections to the items scheduled for hearing as set forth in the Notice and the scheduling of a hearing before the Court of Chancery for approval of the Stipulation and the Settlement embodied therein.

(b) Customary provisions concerning the form, content and manner of providing notice to Morgans’ common stockholders of the Settlement and any application for fees and expenses by Delaware Plaintiffs’ Counsel, subject to Court of Chancery approval (when approved by the Court of Chancery, the “Notice”). Morgans shall be responsible for providing the Notice to its common stockholders in the manner provided in the Stipulation and approved by the Court of Chancery, and shall pay all reasonable costs and expenses incurred in providing the Notice, including any costs and expenses associated with any additional copies of the Notice requested by record holders of Morgans’ common stock (whether for purpose of providing the Notice to beneficial owners or otherwise).

(c) In accordance with 10 Del. C. § 6304(b), this MOU and the Stipulation contemplated hereby and the Settlement shall reduce the damages that OTK or Morgans or the Current Directors may recover against tortfeasors other than the Yucaipa Parties, Burkle, Friedman, Gault, and Sasson by the pro rata share of the Yucaipa Parties’, Burkle’s, Friedman’s, Gault’s, and Sasson’s liability. This language is intended to comply with 10 Del. C. § 6304(b) so as to preclude any liability of the Yucaipa Parties, Burkle, Freidman, Gault, or Sasson to any other alleged tortfeasors, for contribution or otherwise.

(d) Inclusion of such other terms and conditions as are customary or appropriate to the Settlement contemplated herein.

5. Conditions. This MOU and the Stipulation shall be null and void and of no force and effect, unless otherwise agreed to by the parties hereto pursuant to the terms hereof, if (i) prior to the execution of the Stipulation by Morgans, the Board of Directors of Morgans concludes, in the exercise of its fiduciary duties, that the Stipulation and the Settlement embodied therein, is not in the best interests of Morgans and its stockholders and, for that reason, Morgans declines to execute the Stipulation; (ii) the Settlement is terminated pursuant to the terms of the Stipulation; or (iii) the Settlement does not obtain Final Court Approval. If any of the foregoing conditions arise and are not waived by the Settling Parties hereto in writing, this MOU and the Stipulation shall not be deemed to prejudice in any way the respective positions of any of the Settling Parties in any of the Actions. In such event, and consistent with the applicable evidentiary rules, neither this MOU, the Stipulation, their contents, nor the existence of either shall be admissible in evidence or shall be referred to for any purpose in the Actions or in any other proceeding, except in connection with any claim for breach of this MOU or the Stipulation or as otherwise specifically provided herein.

6. Stay of Actions. Immediately following execution of this MOU, the Settling Parties in each of the respective Actions shall inform the court presiding over such Actions of this MOU and apply for or otherwise take such actions necessary to obtain a stay of the relevant proceedings as to the Settling Parties pending submission of the Stipulation to the Court of Chancery in the Delaware Action and a final hearing to approve the Stipulation and the Settlement embodied therein. All parties hereto agree that, prior to the Effective Date, they shall not initiate or prosecute in any court any action or claim that is the subject of any of the Released Claims that are contemplated to be included in the Stipulation.

7. Related Litigation. If any action is later filed in state or federal court asserting any of the Released Claims prior to Final Court Approval of the Stipulation and the Settlement embodied therein, the Settling Parties hereto shall use their best efforts to prevent, stay, or seek the dismissal of such claims, and to oppose entry of any interim or final relief in favor of plaintiffs in any such action against any of the Settling Parties hereto that challenges the Settlement, the Stipulation or otherwise involves any of the Released Claims. In the event that any final injunction, decision, order, judgment, determination or decree is entered or issued by any court or governmental entity prior to Final Court Approval of the Stipulation and the Settlement embodied therein that would make consummation of the Settlement in accordance with the terms of this MOU or the Stipulation unlawful or that would restrain, prevent, enjoin or otherwise prohibit consummation of the Settlement, the Settling Parties hereto each reserve the right to withdraw from the Settlement. In addition, in the event that any preliminary or temporary injunction, decision, order, determination, or decree (an “Interim Order”) is entered or issued by any court or governmental entity prior to Final Court Approval of the Stipulation and the Settlement embodied therein that would restrain, prevent, enjoin or otherwise prohibit consummation of the Settlement, then, notwithstanding anything herein to the contrary, the Settling Parties hereto shall have no obligation to consummate the Settlement unless and until such Interim Order expires or is terminated or modified in a manner such that consummation of the Settlement in accordance with the terms of this MOU and the Stipulation would no longer be restrained, prevented, enjoined or otherwise prohibited.

8. Execution. This MOU will be executed by counsel for each of the persons and entities currently named as parties in the Actions who are Settling Parties, each of whom represent and warrant that they have the authority from their client(s) to enter into this MOU and bind their client(s) thereto with respect to the particular matters that their respective clients have agreed to herein. OTK represents and warrants that it has been a common stockholder of Morgans as of December 1, 2011 to the present, that as of the date hereof it continues to hold its stock in Morgans and that it shall continue to hold its stock in Morgans through the Effective Date.

9. Governing Law and Consent to Exclusive Jurisdiction. This MOU, the Stipulation, and the Settlement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to Delaware’s principles governing choice of law. The Settling Parties to this MOU irrevocably and unconditionally (i) consent to submit to the sole and exclusive jurisdiction of the Delaware Court of Chancery (or, if the Delaware Court of Chancery lacks jurisdiction, a court located in Delaware with jurisdiction) for any litigation arising out of or relating in any way to this MOU, the Stipulation, or the Settlement; (ii) agree that any dispute arising out of or relating in any way to this MOU, the Stipulation, or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than any such court; (iii) waive any objection to the laying of venue of any such litigation in any such court; (iv) agree not to plead or claim in any such court that such litigation brought therein has been brought in any inconvenient forum; and (v) expressly waive any right to demand a jury trial as to any such dispute.

10. Modifications. This MOU may be modified or amended only by a writing, signed by all of the signatories hereto, that refers specifically to this MOU.

11. Not an Admission of Liability. The provisions contained in this MOU shall not be deemed a presumption, concession or admission by any Settling Party to this MOU of any fault, liability, wrongdoing, or any infirmity or weakness of any claim or defense, as to any facts or claims that have been or might be alleged or asserted in the Actions, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Actions, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein.

12. Binding Effect. The Settling Parties hereto intend this MOU to be a binding agreement, and this MOU shall be binding upon and inure to the benefit of the parties hereto and their respective agents, executors, heirs, successors, and assigns.

13. Execution By Counterparts. This MOU may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14. Definitions. As used herein, the terms “Morgans’ Insurers” and “applicable Insurer Policies” are defined to have the following meanings:

(a)	AXIS Insurance Company, Insurance Policy No. MNN750655/01/2013

(b)	Illinois National Insurance Company, Insurance Policy No. 01-701-88-43

(c)	Allied World Assurance Company (U.S.) Inc., Insurance Policy No. 0305-3205

IN WITNESS WHEREOF, the undersigned parties, by and through their respective counsel, have executed this MOU effective as of the date set forth above.

OTK Associates, LLC v. Friedman, et al., Case No. 8447-VCL (Del. Ch.):

/s/ Peter L. Welsh

Peter L. Welsh

Matthew L. McGinnis

Jesse M. Boodoo

Ropes & Gray LLP

800 Boylston Street

Prudential Tower

Boston, MA 02199-3600

(617) 951-7000

Attorneys for Plaintiff OTK Associates, LLC

/s/ Jaclyn Levy

David J. Margules (#2254)

Joel Friedlander (#3163)

Jaclyn Levy (#5631)

Bouchard Margules & Friedlander, P.A.

222 Delaware Avenue, Suite 1400

Wilmington, Delaware 19801

(302) 573-3500

Attorneys for Plaintiff OTK Associates, LLC

/s/ Steven M. Edwards Steven M. Edwards David F. Wertheimer Hogan Lovells US LLP 875 Third Avenue New York, N.Y. 10022 (212) 918-3100 Attorneys for Nominal Defendant Morgans Hotel Group Co.

/s/ Michael A. Pittenger

Michael A. Pittenger (#3212)

Matthew F. Davis (#4696)

Potter Anderson & Corroon LLP

1313 N. Market Street

Wilmington, Delaware 19899

(302) 984-6000

Attorneys for Nominal Defendant Morgans Hotel Group Co.

/s/ Mark. H. Epstein

Mark H. Epstein

George M. Garvey

Munger Tolles & Olson LLP

355 South Grand Ave., 35th Flr.

Los Angeles, CA 90071

(213) 683-9153

Attorneys for Defendants Ronald W. Burkle, Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel)Fund II, L.P., Yucaipa Aggregator Holdings, LLC and The Yucaipa Companies LLC

/s/ Bruce Silverstein

Bruce Silverstein (#2495)

Kathaleen St. J. McCormick (#4579)

James M. Yoch, Jr. (#5251)

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

(302) 571-6600

Attorneys for Defendants Ronald W. Burkle, Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel)Fund II, L.P., Yucaipa Aggregator Holdings, LLC and The Yucaipa Companies LLC

/s/ Greg A. Danilow

Greg A. Danilow

John A. Neuwirth

Stefania D. Venezia

Matthew S. Connors

Weil, Gotshal & Manges LLP

767 Fifth Ave.

New York, NY 10153

(212) 310-8297

Attorneys for Defendant Robert Friedman

/s/ Kenneth J. Nachbar

Kenneth J. Nachbar (#2067)

Shannon E. German (#5172)

Morris, Nichols, Arsht & Tunell LLP

1201 North Market St.

P.O. Box 1347

Wilmington, DE 19899

(302) 658-9200

Attorneys for Defendant Robert Friedman

/s/ A. Thompson Bayliss

A. Thompson Bayliss (#4379)

Adam K. Schulman (#5700)

Sarah E. Hickie (#5833)

Abrams & Bayliss LLP

20 Montchanin Road, Ste. 200

Wilmington, DE 19807

(302) 778-1000

Attorneys for Jason T. Kalisman

/s/ David E. Ross

Collins J. Seitz, Jr. (#2237)

David E. Ross (#5228)

Eric D. Selden (#4911)

SEITZ ROSS ARONSTAM & MORITZ LLP

100 S. West Street, Suite 400

Wilmington, Delaware 19801

(302) 576-1600

Attorneys for Defendant Andrew Sasson

/s/ Robert L. Clarkson Robert L. Clarkson Clarkson Riley, LLP 1880 Century Park East, 12th Flr. Los Angeles, CA 90067 (310) 552-0050 Attorneys for Defendant Jeffrey M. Gault

/s/ Stephen B. Brauerman

Stephen B. Brauerman (#4952)

Vanessa R. Tirandetes (#5398)

BAYARD, P.A.

222 Delaware Avenue, Suite 900

Wilmington, Delaware 19899

(302) 655-5000

Attorneys for Defendant Jeffrey M. Gault

Yucaipa American Alliance Fund II L.P., et al. v. Morgans Hotel Group Co., et al., Index No. 652294/2013 (NY Sup.):

/s/ Mark H. Epstein

Mark H. Epstein

Randall G. Sommer

Munger Tolles & Olson LLP

355 South Grand Ave., 35th Flr.

Los Angeles, CA 90071

(213) 683-9153

Attorneys for Plaintiffs Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel)Fund II, L.P., Yucaipa Aggregator Holdings, LLC and Vintage Deco Hospitality, LLC

/s/ Leo V. Leyva

Leo V. Leyva

Steven L. Klepper

Cole, Schotz, Meisel, Forman & Leonard, P.A.

900 Third Ave., 16th Flr.

New York, N.Y. 10022

(212) 752-8000

Attorneys for Plaintiffs Yucaipa American Alliance Fund II, L.P., Yucaipa American Alliance (Parallel)Fund II, L.P., Yucaipa Aggregator Holdings, LLC and Vintage Deco Hospitality, LLC

/s/ Philippe Adler
Eric Seiler Hal Neier Philippe Adler Friedman Kaplan Seiler & Adelman LLP 7 Times Square New York, New York 10036 (212) 833-1100

Attorneys for Defendants Morgans Hotel Group Co. and Morgans Group LLC

Burkle v. OTK Associates, LLC, et al. Case No. 13-CIV-4557 (S.D.N.Y.):

/s/ Mark H. Epstein	/s/ Leo V. Leyva
Mark H. Epstein George M. Garvey Randall G. Sommer Munger Tolles & Olson LLP 355 South Grand Ave., 35th Flr. Los Angeles, CA 90071 (213) 683-9153	Leo V. Leyva Steven L. Klepper Cole, Schotz, Meisel, Forman & Leonard, P.A. 900 Third Ave., 16th Flr. New York, N.Y. 10022 (212) 752-8000

Attorneys for Plaintiff Ronald W. Burkle	Attorneys for Plaintiff Ronald W. Burkle

/s/ Peter L. Welsh
Peter L. Welsh Jesse M. Boodoo Aliza F. Goren Martin J. Crisp Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199-3600 (617) 951-7000

Attorneys for defendants OTK Associates, LLC, Jason T. Kalisman, Michael E. Olshan, Andrea L. Olshan, Mahmood Khimji, Jonathan Langer, Parang Vora and John T. Dougherty

Yucaipa American Alliance Fund II L.P., et al. v. Morgans Hotel Group, Index No. 653455/2013 (NY Sup.):

/s/ Mark H. Epstein	/s/ Leo V. Leyva
Mark H. Epstein Randall G. Sommer Munger Tolles & Olson LLP 355 South Grand Ave., 35th Flr. Los Angeles, CA 90071 (213) 683-9153	Leo V. Leyva Steven L. Klepper Cole, Schotz, Meisel, Forman & Leonard, P.A. 900 Third Ave., 16th Flr. New York, N.Y. 10022 (212) 752-8000

Attorneys for Plaintiffs Yucaipa American Alliance Fund II, L.P., and Yucaipa American Alliance (Parallel)Fund II, L.P.	Attorneys for Plaintiffs Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel)Fund II, L.P.

/s/ Philippe Adler
Eric Seiler Hal Neier Philippe Adler Friedman Kaplan Seiler & Adelman LLP 7 Times Square New York, New York 10036 (212) 833-1100

Counsel for Defendant Morgans Hotel Group Co.

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